Exhibit 99.(d) (15)

SECOND AMENDMENT TO THE FEE WAIVER AGREEMENT
FOR CERTAIN TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated May 16, 2006, to the Fee Waiver Agreement dated February 1, 2006 (the “Agreement”), as subsequently amended, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust and Advisors wish to extend the term of the Agreement in connection with the proposed reorganizations of each series of TIAA-CREF Mutual Funds (the “Retail Funds”) into a corresponding series of the Trust (the “Funds”) so that the current waiver are in place for at least one year from the time that the proposed reorganizations are scheduled to occur, if approved by Retail Fund shareholders;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

          3. Section 1 of the Agreement shall be replaced in its entirety with the following:

Term of Agreement. This Agreement shall be in-force from February 1, 2006 until the close of business on September 30, 2007, unless earlier terminated by written agreement of the parties hereto.

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: